FIRST COLONY CORPORATION
Corporate Communications
700 Main Street
P. O. Box 1280
Lynchburg, Virginia 24505


                                   Contact:  GE Capital Services
                                             Neal McGarity
                                             Office: 203-961-2290

                                             First Colony Corporation
                                             Frank G. Land
                                             Office:  804-948-5293


FOR IMMEDIATE RELEASE

GE CAPITAL AND FIRST COLONY CORPORATION ANNOUNCE
AGREEMENT ON THE ACQUISITION OF FIRST COLONY

     LYNCHBURG, VA., August 5, 1996 - General Electric Capital Corporation and First Colony Corporation (NYSE:FCL) today announced the signing of a definitive agreement for the sale of First Colony to GE Capital. First Colony's principal subsidiaries, First Colony Life Insurance Company and American Mayflower Life Insurance Company of New York, will become subsidiaries of GE Capital Assurance, a GE Capital company.

The cash purchase price will be $36.15 per share of First Colony Corporation common stock for a total value to First Colony shareholders of approximately $1.8 billion. Following regulatory approval, the transaction is expected to close by year-end and is expected to add increased earnings to GE Capital during 1997. The purchase of First Colony will add approximately $11 billion of assets to GE Capital's insurance and savings business.

Patrick E. Welch, president and CEO of GE Capital Assurance and GE Capital's Great Northern Annuity (GNA) subsidiary said, "The acquisition of First Colony will enhance our corporate strategy to be the leader in providing solutions for wealth accumulation, protection and transfer. First Colony brings a long record as a major provider of innovative and competitive life insurance, retirement and structured settlement annuity products. Their capacity to develop and distribute those products will be a tremendous addition to GE Capital's insurance and savings capabilities."

Bruce C. Gottwald, Jr., First Colony chairman and CEO, added, "We are very pleased to announce the sale of First Colony to GE Capital. GE Capital is a global leader in the financial services area and will be a strong parent.
This transaction successfully completes First Colony's evaluation of strategic alternatives to maximize value to shareholders." Gottwald and certain other members of the Gottwald family have agreed to vote their shares in favor of the transaction.

GE Capital Services, which has assets of over $185 billion, is a global, diversified financial services company with 26 specialized businesses. A wholly-owned subsidiary of General Electric Company, GE Capital Services, based in Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

First Colony Corporation is a Virginia-based holding company which owns First Colony Life Insurance Company and its wholly-owned subsidiary, American Mayflower Life Insurance Company of New York. First Colony Life is a leading provider of structured settlement and retirement annuities and individual life insurance.